PTC
THIRD QUARTER FISCAL 2016
PREPARED REMARKS
JULY 20, 2016

Please refer to the “Important Disclosures” section of these prepared remarks for important information about our operating metrics (including Subscription ACV, License and Subscription Bookings, and Subscription % of Bookings), GAAP and non-GAAP definitions, and other important disclosures. Additional financial information is provided in the PTC Q3’16 Financial Data tables posted with these prepared remarks to PTC’s Investor Relations website at investor.ptc.com.

Q3’16 Results vs. Guidance

Operating Measures	Guidance		Results
In millions	Q3’16 Low	Q3’16 High	Actual
Subscription ACV	$22	$24	$30
License and Subscription Bookings	$90	$100	$105
Subscription % of Bookings	48%	48%	58%

Financial Measures	GAAP Guidance		GAAP Results	Non-GAAP Guidance		Non-GAAP Results	Non-GAAP Results at Guidance Mix (1)
In millions, except per share amounts	Q3’16 Low	Q3’16 High		Q3’16 Low	Q3’16 High
Subscription Revenue	$32	$32	$32	$32	$32	$33	$33
Support Revenue	$159	$159	$162	$159	$159	$162	$162
Perpetual License Revenue	$47	$52	$45	$47	$52	$45	$55
Software Revenue	$238	$243	$238	$238	$243	$239	$250
Professional Services Revenue	$49	$49	$50	$49	$49	$51	$51
Total Revenue	$287	$292	$289	$287	$292	$290	$301
Operating Expense	$196	$198	$199	$167	$169	$175	$175
Operating Margin	2%	4%	3%	16%	17%	14%	17%
Tax Rate	10%	8%	537%	10%	8%	7%	7%
EPS	($0.02)	$0.03	$0.03	$0.28	$0.33	$0.26	$0.35

(1)
Adjusted to guidance mix of 48% vs. actual Q3’16 mix of 58% and includes other adjustments as described in “Important Disclosures” set forth below.

Key Highlights of Quarterly Operating Measures

In millions	Q3’16	YoY	YoY CC	Management Comments
Subscription ACV	$30	381%	373%
● Subscription ACV was well above guidance of $22 million to $24 million, due to bookings performance above the high end of our guidance range and strong subscription adoption trends in our Solutions business, including from our channel partners.

License and Subscription Bookings	$105	32%	31%
● New L&S bookings were above the high end of guidance and up 32% YoY as reported and 31% YoY in constant currency. We believe this is due to improved sales execution as well as to our support conversion program.
● Solutions Group bookings grew in the low 30% range YoY with strong performance in SLM, PLM and CAD.
● Technology Platform Group bookings grew over 50% sequentially from Q2’16 with a strong contribution from our partners, 63 new logos in the quarter, and continued expansion deals, as we continued to build on our early momentum in IoT.
● Year-over-year, TPG bookings growth was driven by the Kepware acquisition; excluding Kepware, TPG bookings were relatively flat due to a tough compare with 3 large perpetual deals in Q3’15 totaling approximately $9.5 million.

Subscription % of Bookings	58%	268%	263%
● Q3’16 Subscription mix of 58% was above our guidance mix of 48% and more than 3.5x our Q3’15 mix of 16%, driven by increased adoption across all segments and geographies.
● We also saw additional subscription adoption gains in our channel as we have ramped up our enablement efforts with our channel partners.
● PLM and SLM continue to lead the transition with mix in the 55% to 70% range, but CAD is closing the gap, with 50% mix in Q3, due in part to continued progress in our channel. In our direct business, subscription mix was in the high 60% range, and in the channel, subscription mix was in the mid-30% range. Regionally, the Americas, Europe, and Japan far outpaced the Pac Rim, where sales enablement activity is still in the early stages.

Key Highlights of Quarterly Financial Measures
All references to revenue are to GAAP revenue, unless otherwise noted
In millions, except per share amounts	Q3’16	YoY	YoY CC	Management Comments
Total Revenue	$289	(5%)	(5%)

● Total revenue was near the mid-point of our Q3’16 guidance range despite a higher than expected subscription mix in the quarter, which we estimate reduced revenue by approximately $11 million compared to guidance.
● The YoY decrease was driven by software revenue declining 5% YoY due to the higher subscription mix, and professional services revenue declining 6% YoY driven by our ongoing strategy to grow our service partner ecosystem.
● We estimate that, on a license mix-adjusted basis, total revenue would have increased 8% YoY in constant currency.

Software Revenue	$238	(5%)	(5%)

● Software revenue was at the low end of our Q3’16 guidance range due to the higher than expected subscription mix, which we estimate reduced perpetual license revenue by approximately $11 million compared to guidance.
● Subscription revenue increased 85% YoY, perpetual license revenue declined 33% YoY and support revenue declined 2% YoY. The support decrease is due to an increased mix of subscription bookings and fewer support win-backs in the channel as we launched a new support win-back subscription conversion program during the quarter.
● We estimate that, on a license mix-adjusted basis, software revenue would have increased 11% YoY in constant currency.

EPS (GAAP) (Non-GAAP)	$0.03 $0.26	(82%) (51%)	(86%) (52%)

● Both GAAP and non-GAAP EPS were negatively impacted relative to guidance and Q3’15 by the effect of the higher mix of subscription in the quarter as well as the impact of higher incentive compensation expense related to the over-performance in subscription bookings, ACV, and total bookings.
● We estimate that, on a mix-adjusted basis, non-GAAP EPS would have been $0.09 higher, or $0.35, above the high end of our guidance range.

Quarterly Software Revenue Performance by Group
All references to revenue are to GAAP revenue, unless otherwise noted

In millions	Q3’16	YoY	YoY CC	Management Comments
Solutions Group Software Revenue	$218	(5%)	(5%)
● The decline in Solutions Group software revenue was driven by the higher than expected subscription mix in the quarter. We saw strong YoY subscription mix growth in each segment of the Solutions Group.
● We estimate that, on a license mix-adjusted basis, Solutions software revenue would have been up 9% YoY in constant currency with strong growth in CAD, PLM and SLM.

Technology Platform Group Software Revenue	$21	1%	1%
● The Technology Platform Group delivered 1% growth YoY including $6 million from Kepware, a result tempered by 3 large perpetual deals in Q3’15 totaling approximately $9.5 million, which created a difficult YoY comparison.
● Sequentially, TPG software revenue grew 20% over Q2’16.
● Excluding Kepware, TPG software revenue declined 26% YoY, again due to the compare against 3 large perpetual deals in Q3’15. Absent this tough compare, we saw continued momentum in our TPG revenue growth.

Quarterly Software Revenue Performance by Region
All references to revenue are to GAAP revenue, unless otherwise noted

In millions	Q3’16	YoY	YoYCC	Management Comments
Americas Software Revenue	$105	(6%)	(6%)
● YoY CC bookings growth of 38% was offset by a YoY increase in subscription mix of greater than 250%, leading to a software revenue decline of 6% YoY.
● We estimate that, on a constant currency, license mix-adjusted basis, software revenue would have grown 10% YoY.
● Subscription revenue grew nearly 50% YoY.

Europe Software Revenue	$83	(5%)	(5%)
● YoY CC bookings declined 4% and subscription mix increased nearly 150% YoY, leading to a software revenue decline of 5% YoY.
● We estimate that, on a constant currency, license mix-adjusted basis, software revenue would have grown 1% YoY.
● Subscription revenue doubled YoY.

Japan Software Revenue	$21	(4%)	(10%)
● Strong YoY CC bookings growth of 118% was offset by a YoY increase in subscription mix from nearly zero to more than half of Q3’16 bookings, leading to a software revenue decline of 4% YoY.
● We estimate that, on a constant currency, license mix-adjusted basis, software revenue would have grown 39% YoY.
● Subscription revenue grew nearly 600% YoY.

Pacific Rim Software Revenue	$29	2%	7%
● Strong YoY CC bookings growth of 42% and a YoY increase in subscription mix of nearly 10x resulted in software revenue growth of 2% YoY.
● We estimate that, on a constant currency, license mix-adjusted basis, software revenue would have grown 22% YoY.
● Subscription revenue grew more than 450% YoY.

Quarterly Operating Performance

In millions	Q3’16GAAP	Q3’16 Non-GAAP	Management Comments
Professional Services Gross Margin	13%	16%
● We delivered solid performance in the quarter, with professional services revenue above our guidance range, and partner bookings growing 41% YoY.
● For the full year, we expect to achieve our non-GAAP target of 16%.

Operating Expense	$199	$175
● Both GAAP and non-GAAP operating expense were above the high end of guidance due to higher incentive compensation expense related to the over-performance in subscription bookings, ACV, and total bookings.
● GAAP operating expense includes restructuring charges of $3 million related to the workforce realignment announced in October 2015.

Operating Margin	3%	14%
● Both GAAP and non-GAAP operating margin were negatively impacted by lower revenue from a higher subscription mix and higher incentive compensation expense related to over-performance in subscription bookings, ACV, and total bookings.
● GAAP operating margin % was at the mid-point of our guidance range and was also negatively impacted by the $3 million restructuring charge described above.
● We estimate that, if adjusted to our guidance subscription mix, non-GAAP operating margin would have been approximately 17%, at the high end of our guidance range.
● Compared to last year, we estimate that, if adjusted for subscription mix, our non-GAAP operating margin % would be approximately flat with last year, despite the higher sales commission expense.

Tax Rate	537%	7%	● We expect a GAAP tax rate of (5%) and a non-GAAP tax rate of between 7% and 8% for FY16.

Other Highlights in Quarterly Operating Performance

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In Q3’16, subscription solutions bookings represented 58% of bookings, above our guidance of 48%, driven by higher than expected adoption of our subscription offering in each of the regions in which we operate, in both our direct and indirect channels, and due to our support conversion program.

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Annualized recurring revenue (ARR), was approximately $780 million, which grew 6% compared to Q3’15 and 5% sequentially. Due to our calculation methodology, quarterly variability in this metric should be expected, primarily due to the linearity of support billings during the year and the percentage of on-time renewals, the amount of support win-backs in a quarter, and whether the win-backs are traditional support, with immediate revenue recognition of the past-due amount, or a conversion to subscription, where all revenue is recognized over the future period. Multiple other contractual factors including ramping of committed monthly payments and other elements that may be sold with the subscription or support contract can impact the timing of revenue and the calculation of ARR.

●
In keeping with our strategy to grow our professional services partner ecosystem, Q3’16 service partner bookings grew approximately 41% YoY, with strong bookings growth among our large system integrator partners.

Other Highlights in Quarterly Financial Performance

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For Q3’16, approximately 81% of software revenue came from recurring revenue streams, up from 73% in Q3’15.

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Cash, cash equivalents, and marketable debt securities totaled $339 million as of July 2, 2016.

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Cash flow from operations was $59 million, and free cash flow was $52 million, both of which include restructuring payments of $8 million. We exclude restructuring payments from our adjusted free cash flow guidance. As of the end of the third quarter, our operational metric for adjusted free cash flow, which excludes cash restructuring payments of $50 million and a $28 million legal settlement with the SEC and DOJ regarding a China FCPA investigation, was $231 million, which exceeds the high end of our previous guidance for the full year of $225 million.

●
As of July 2, 2016, borrowings totaled $778 million, including $500 million of senior notes and $278 million outstanding under our revolving credit facility. Under our revolving credit facility, our leverage covenant is limited to 4.0 times adjusted EBITDA. Further, if our leverage covenant ratio exceeds 3.25 times adjusted EBITDA, our stock repurchases are limited to $50 million in a year plus a $100 million aggregate basket through June 30, 2018. Our leverage ratio at the end of Q3’16 reflecting all current terms under the credit facility is 3.15. Given the significant over-performance of our subscription transition this year and our outlook for an increased mix shift going forward, our operating profit and EBIDTA are lower than in the past and lower than we had planned as we started FY’16. The more rapid the transition to subscription, the deeper the profit and EBIDTA trough, but also more rapid the recovery. Our debt covenants restrict our borrowing capacity based directly upon our EBITDA. A simple rule of thumb is that $1.00 less EBITDA equates to $4 less borrowing capacity. As a result, we believe it’s prudent at this time to defer stock repurchases given the strong momentum of subscription adoption. It’s important to note that this is just a deferral, and, because returning capital to shareholders is a fundamental element of our capital strategy, we fully intend to resume repurchases at the appropriate time, when cash and our borrowing capacity return to more normal levels as we begin to exit the subscription trough. As we complete our FY’17 business planning over the next two months, we will have a better view of our subscription mix by quarter next year, and we should then be able to update you on when we expect to resume our stock repurchases.

Guidance and Long-Range Targets

Our FY’16 financial guidance includes the following general considerations:

●
While we are pleased with our continued solid bookings performance this year, we attribute our performance primarily to improved execution and our support conversion program, and remain cautious of the global macroeconomic environment. We also acknowledge that the recent “Brexit” vote has created political and economic uncertainty for the UK that could potentially impact the broader Eurozone. While our direct UK revenue exposure is in the low-single digits as a percentage of total revenue and we have not yet experienced any impact from Brexit on our business, it’s prudent to remain cautious on the overall macroeconomic backdrop.

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Despite the macroeconomic uncertainty, we are raising our FY’16 bookings guidance to reflect our Q1-Q3 bookings over-performance, and our current view of the fourth quarter of the fiscal year.

●
The strong subscription results through the first three quarters of FY’16 and strong pipeline of subscription deals is resulting in an increase to our outlook for the full-year subscription mix. A higher mix of subscription bookings is expected to benefit us over the long term, but results in lower revenue and lower earnings in the near term.

●
Because subscription is still new to much of our sales force, it can be challenging to forecast the rate of customer adoption, the pace of our subscription transition and the overall impact to near-term reported financial results.

●
We expect large deals, which historically represented 30% to 50% of bookings, will remain at the lower end of that range. This is based on the effect of a more challenging global manufacturing economy on large deal volumes in our Solutions Group business and the potential for smaller average deal sizes as the subscription model accelerates.

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We are increasing the high end of our GAAP and Non-GAAP Operating Expense guidance for the year to primarily reflect the impact of increased incentive compensation expense related to the success of our subscription transition and bookings over-performance. The investments we are making to drive subscription adoption will deliver significant long-term value for the company and shareholders, so we decided not to change our incentive compensation plans during the fiscal year. However, these incremental incentive compensation costs are driven by significant over-performance versus our beginning of the year targets, and, as we update our compensation plans and set new targets at the start of each fiscal year, these are not part of our ongoing operating cost structure.

●
Our previously announced restructuring plan to repurpose or eliminate approximately 8% of worldwide positions and to consolidate select facilities in order to drive long-term margin expansion is expected to result in a restructuring charge of up to $50 million; of which $37 million was recorded in Q1’16, $5 million in Q2’16 and $3 million in Q3’16 with the remainder expected to be recorded in Q4’16. Substantially all of the charges are attributable to termination benefits, most of which will be paid in FY’16.

Q4’16 and FY’16 Operating Guidance
In millions	Q4’16 Low	Q4’16 High	FY’16 Low	FY’16 High	Management Comments
Subscription ACV	$25	$28	$90	$92	● FY’16 increased due to a higher than anticipated mix of subscription bookings. Note this is more than 2x the guidance we provided at the start of the year.
License and Subscription Bookings	$111	$121	$370	$380	● FY’16 increased to reflect better than expected YTD performance, and anticipated Q4 results.
Subscription % of Bookings	46%	46%	48%	48%	● Based on the results of Q3 and our current view of the pipeline, we have increased our FY’16 guidance to 48% from 44%.

Q4’16 and FY’16 Financial Guidance
In millions	Q4’16 Low	Q4’16 High	FY’16 Low	FY’16 High	Management Comments
Subscription Revenue	$40	$40	$120	$120	● FY’16 increased reflecting the higher than anticipated mix of subscription bookings and contribution from support conversions in the first three quarters of FY’16.
Support Revenue	$155	$155	$649	$649
● FY’16 guidance remaining relatively flat to last quarter due to offsetting factors in the form of better than expected Q3 support performance vs. the negative impact of higher subscription mix and support conversions.

Perpetual License Revenue	$61	$66	$193	$198	● FY’16 decreased due to a higher than anticipated subscription mix.
Software Revenue	$256	$261	$962	$967	● FY’16 decreased due to a higher mix of subscription and support conversions.
Professional Services Revenue	$49	$49	$198	$198	● FY’16 up slightly due to better than expected performance in Q3.
Total Revenue	$305	$310	$1,160	$1,165	● FY’16 decreased due to a higher mix of subscription and support conversions.

Q4’16 and FY’16 Financial Guidance Continued

In millions	Q4’16 Low	Q4’16 High	FY’16 Low	FY’16 High	Management Comments
Operating Expense (GAAP) (Non-GAAP)	$196 $170	$198 $172	$809 $667	$811 $669	● Both GAAP and non-GAAP operating expense increased to reflect the impact of increased incentive compensation expense related to over-performance in subscription bookings, ACV, and total bookings.
Operating Margin(GAAP)	8%	9%	2%	2%	● Both GAAP and non-GAAP operating margin lowered to reflect the increased impact of a higher subscription mix on revenue as well as increased incentive compensation expense.
(Non-GAAP)	19%	20%	17%	17%
Tax Rate(GAAP)	(13%)	(13%)	(5%)	(5%)	● Both GAAP and non-GAAP tax rates adjusted due to full year forecasted geographic mix of earnings.
(Non-GAAP)	10%	8%	8%	7%
Shares Outstanding	116	116	115	115	● We expect share count to be 116 million in Q4 and average 115 million for FY’16.
EPS(GAAP)	$0.11	$0.16	($0.11)	($0.07)	● Both GAAP and non-GAAP EPS lowered to reflect the impact of a higher subscription mix on revenue as well as increased incentive compensation expense.
(Non-GAAP)	$0.36	$0.41	$1.36	$1.41
Free Cash Flow Adjusted Free Cash Flow			$153 $236	$153 $239
● Our FY’16 Free Cash Flow guidance includes restructuring payments of approximately $55 million to $58 million and a $28 million legal settlement with the SEC and DOJ regarding a China FCPA investigation; Adjusted Free Cash Flow excludes these items.
● We increased our guidance due to over-performance YTD, despite the higher mix of subscription. Through the third quarter, we have already exceeded the high end of our prior full-year guidance for Adjusted Free Cash Flow.
● We now expect Adjusted Free Cash Flow of between $236 million and $239 million, which is between $11 million and $14 million above the high end of our prior guidance. This assumes breakeven Operating Cash Flow in Q4, reflecting the typical seasonality of cash flows associated with our Support business, and expected restructuring payments in Q4.

Our guidance above assumes 46% mix of subscription bookings in Q4’16 and 48% for the full-year FY’16. If subscription bookings mix varies from our guidance, it will affect our income statement and cash flow results. Assuming bookings of equal value, we estimate that every 1% change in subscription mix will raise or lower annual revenue by approximately $3 million, annual non-GAAP operating margin by approximately 20 basis points and annual non-GAAP EPS by approximately $0.02. (We cannot and do not model the effect on GAAP operating margin or GAAP EPS as GAAP measures include unpredictable items.) Of course, the higher mix of subscription bookings is expected to ultimately benefit our financial performance over the long-term.

The fourth quarter and full year FY’16 revenue, non-GAAP operating margin and non-GAAP EPS guidance exclude the estimated items outlined below, as well as any discrete tax items that occur.

In millions	Q4 FY’16	FY’16
Effect of acquisition accounting on fair value of acquired deferred revenue	$ 1	$3
Stock-based compensation expense	14	66
Intangible asset amortization expense	15	58
Acquisition-related charges	0	3
Restructuring Charges	5	50
Non-Operating Credit Facility Refinancing Costs	0	2
Total Estimated GAAP adjustments	$35	$182

Long-Range Targets (Non-GAAP)

Our long-range target model includes the following general considerations:

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We believe that the initiatives we are driving in our Solutions Group and strong position we have established in our Technology Platform Group together can drive ~10% bookings growth by FY’18. This is predicated on achieving growth in our Solutions Group in line with market growth rates of ~6% by FY18 and growth in our Technology Platform Group in line with market growth rates of ~40%.
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Exiting FY’18 we expect to see continued bookings growth, which in turn, we expect to drive ~10% total revenue growth by FY’21, when we expect our financial results will have normalized from the subscription transition.
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We expect our subscription bookings mix will average 48% for the full-year, then continue to grow through FY’18, when we expect to achieve a steady-state mix of 70%.
●
Based on these high-level assumptions, we expect revenue, operating margin and free cash flow to trough in FY’18, begin to recover in FY’19 and normalize in FY’21, at which point we expect to achieve non-GAAP operating margins in the low 30% range. We cannot forecast GAAP operating margins for such future periods due to the unpredictability of items included in GAAP measures.

Important Disclosures

Reporting metrics and non-GAAP definitions – Management believes certain operating measures and non-GAAP financial measures provide additional meaningful information that should be considered when assessing our performance. These measures should be considered in addition to, not as a substitute for, the reported GAAP results.

Software licensing model – A majority of our software sales to date have been perpetual licenses, where customers own the software license. Typically our customers choose to pay for ongoing support, which includes the right to software upgrades and technical support, and attach rates on support are in the high 90% range with retention rates also in the 90% range. A small but growing percentage of our business consists of ratably recognized subscriptions. Under a subscription, customers pay a periodic fee for the continuing right to use our software, including access to technical support. They may also elect to use our cloud services and have us manage the application. We began offering subscription pricing as an option for most PTC products in Q1 FY’15. We believe this additional purchase option will prove attractive to customers over time as it: (1) increases customer flexibility and opportunity to change their mix of licenses; (2) lowers the initial purchase commitment; and (3) allows customers to use operating rather than capital budgets. Over a three to five year period we believe the net present value (NPV) of a subscription is likely to exceed that of a perpetual license, assuming similar seat counts. However, initial revenue, operating margin, and EPS will be lower as revenue is recognized ratably in a subscription, rather than up front.

Bookings Metrics – We offer both perpetual and subscription licensing options to our customers, as well as monthly software rentals for certain products. Given the difference in revenue recognition between the sale of a perpetual software license (revenue is recognized at the time of sale) and a subscription (revenue is deferred and recognized ratably over the subscription term), we use bookings for internal planning, forecasting and reporting of new license and cloud services transactions. In order to normalize between perpetual and subscription licenses, we define subscription bookings as the subscription annualized contract value (subscription ACV) of new subscription bookings multiplied by a conversion factor of 2. We arrived at the conversion factor of 2 by considering a number of variables including pricing, support, length of term, and renewal rates. We define subscription ACV as the total value of a new subscription booking divided by the term of the contract (in days) multiplied by 365. If the term of the subscription contract is less than a year, the ACV is equal to the total contract value.

License and subscription bookings equal subscription bookings (as described above) plus perpetual license bookings plus any monthly software rental bookings during the period. Total ACV equals subscription ACV (as described above) plus the annualized value of incremental monthly software rental bookings during the period.

Because subscription bookings is a metric we use to approximate the value of subscription sales if sold as perpetual licenses, it does not represent the actual revenue that will be recognized with respect to subscription sales or that would be recognized if the sales were perpetual licenses, nor does the annualized value of monthly software rental bookings represent the value of any such booking.

License Mix-Adjusted Metrics - These metrics assume that all new software and cloud services bookings since the start of FY’14 were perpetual license sales that included support in subsequent periods. The license mix-adjusted amount is calculated by converting the ACV (as defined above) of a new subscription solutions booking in the period to an assumed perpetual license equivalent by multiplying the ACV by a conversion factor of 2 (as defined above), and adding that amount to the perpetual license revenue amounts recognized in that period. Support calculated at 20% of the annual value of the converted amount is added to support revenue in future periods, beginning the quarter after the converted booking is assumed to be recognized. The assumed support revenue is spread ratably over a 12 month period and is assumed to renew in subsequent years.

Annualized Recurring Revenue (ARR) – We currently offer our solutions on premise and in the cloud as SaaS offerings. Our on-premise solutions can be licensed either as perpetual with annual support contracts or through a subscription, which is a combination of license and support. Beginning in FY’16, we launched a number of initiatives designed to incentivize more of our customers to purchase our solutions on a subscription basis. If successful, these initiatives will cause an increasing percentage of our revenue to come from subscriptions, which is expected to grow our recurring software revenue.

To help investors understand and assess the success of this expected revenue transition, we are providing an Annualized Recurring Revenue operating measure. Annualized Recurring Revenue (ARR) attributable to a given quarter is calculated by dividing the portion of non-GAAP software revenue attributable to subscription and support for the quarter from our consolidated statement of income by the number of days in the quarter and multiplying by 365. ARR should be viewed independently of revenue and deferred revenue as it is an operating measure and is not intended to be combined with or to replace either of those items. ARR is not a forecast and does not include revenue reported as perpetual license or professional services revenue in our consolidated statement of income. Subscription and support revenue and ARR disclosed in a quarter can be impacted by multiple factors, including but not limited to (1) the timing of the start of a contract or a renewal, including the impact of on-time renewals, support win-backs, and support conversions, which may vary by quarter, (2) the ramping of committed monthly payments under a subscription agreement over time, and (3) multiple other contractual factors with the customer including other elements sold with the subscription or support contract, and these elements can result in variability in disclosed ARR.

Non-GAAP Revenue – Excludes the fair value adjustment for acquired deferred revenue. In Q1’15, we began including cloud services revenue, which was formerly reported in services, within license & subscription solutions. We also reclassified a modest amount of FY’14 support revenue as subscription (less than $4 million).

Foreign Currency Impacts on our Business – We have a global business, with Europe and Asia historically representing approximately 60% of our revenue, and fluctuation in foreign currency exchange rates can significantly impact our results. We do not forecast currency movements; rather we provide detailed constant currency commentary. We do employ a hedging strategy to limit our exposure to currency risk.

Constant Currency Change Measure (YoY CC) – Year-over-year changes in revenue on a constant currency basis compare reported results excluding the effect of any hedging converted into U.S. dollars based on the corresponding prior year’s foreign currency exchange rates to reported results for the comparable prior year period.

Important Information about Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on our financial results and such items often recur. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.

Non-GAAP revenue, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items:

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Fair value of acquired deferred revenue is a purchase accounting adjustment recorded to reduce acquired deferred revenue to the fair value of the remaining obligation, so our GAAP revenue after an acquisition does not reflect the full amount of revenue that would have been reported if the acquired deferred revenue was not written down to fair value. We believe excluding these adjustments to revenue from these contracts (and associated costs in fair value adjustment to deferred services cost) is useful to investors as an additional means to assess revenue trends of our business.
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Stock-based compensation is a non-cash expense relating to stock-based awards issued to executive officers, employees and outside directors, consisting of restricted stock, stock options and restricted stock units. We exclude this expense as it is a non-cash expense and we assess our internal operations excluding this expense and believe it facilitates comparisons to the performance of other companies in our industry.
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Amortization of acquired intangible assets is a non-cash expense that is impacted by the timing and magnitude of our acquisitions. We believe the assessment of our operations excluding these costs is relevant to our assessment of internal operations and comparisons to the performance of other companies in our industry.
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Acquisition-related charges included in general and administrative costs are direct costs of potential and completed acquisitions and expenses related to acquisition integration activities, including transaction fees, due diligence costs, severance and professional fees. In addition, subsequent adjustments to our initial estimated amount of contingent consideration associated with specific acquisitions are included within acquisition-related charges. These costs are not considered part of our normal operations as the occurrence and amount will vary depending on the timing and size of acquisitions.
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U.S. pension plan termination-related costs include charges related to our plan that we began terminating in the second quarter of 2014. Costs associated with the termination are not considered part of our regular operations.
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Legal settlement accrual is the amount accrued to settle our SEC and DOJ FCPA investigation in China, which was ultimately settled and paid in the second quarter of 2016 for $28.2 million. We view this as a non-ordinary course event and exclude it when reviewing our operating performance and believe it assists comparisons to the performance of other companies in our industry.
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Restructuring charges include severance costs and excess facility restructuring charges resulting from reductions of personnel driven by modifications to our business strategy and not considered part of our normal operations. These costs may vary in size based on our restructuring plan.
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Non-operating credit facility refinancing costs are non-operating charges we record as a result of the refinancing of our credit facility. We assess our internal operations excluding these costs and believe it facilitates comparisons to the performance of other companies in our industry.
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Income tax adjustments include the tax impact of the items above and assumes that we are profitable on a non-GAAP basis in the U.S. and one foreign jurisdiction, and eliminates the effect of the valuation allowance recorded against our net deferred tax assets in those jurisdictions.  Additionally, we exclude other material tax items that we view as non-ordinary course.

PTC also provides information on “free cash flow” and “free cash flow return” to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goal of returning approximately 40% of our free cash flow to shareholders via stock repurchases. Free-cash flow is net cash provided by (used in) operating activities less capital expenditures, and free-cash flow return is the value of shares repurchased divided by free cash flow. Free Cash Flow is not a measure of cash available for discretionary expenditures.

Forward-Looking Statements
Statements in this press release that are not historic facts, including statements about our fourth quarter and full fiscal 2016 targets and other future financial and growth expectations, and anticipated tax rates, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may not improve or may deteriorate; customers may not purchase our solutions when or at the rates we expect; our businesses, including our Internet of Things (IoT) business, may not expand and/or generate the revenue we expect; foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense; the mix of revenue between license & subscription solutions, support and professional services could be different than we expect, which could impact our EPS results; our customers may purchase more of our solutions as subscriptions than we expect, which would adversely affect near-term revenue, operating margins, and EPS; customers may not purchase subscriptions at the rate we expect; sales of our solutions as subscriptions may not have the longer-term effect on revenue that we expect; our workforce realignment may not achieve the expense savings we expect and may adversely affect our operations; we may be unable to generate sufficient operating cash flow to return 40% of free cash flow to shareholders and other uses of cash or our credit facility limits could preclude share repurchases; and a significant portion of our cash is held overseas and could be subject to significant taxes if repatriated. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10K and Quarterly Report on Form 10Q.

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 2,	July 4,	July 2,	July 4,
	2016	2015	2016	2015

GAAP revenue	$288,652	$303,113	$852,296	$942,674
Fair value adjustment of acquired deferred subscription revenue	746	352	1,711	1,624
Fair value adjustment of acquired deferred support revenue	-	125	-	855
Fair value adjustment of acquired deferred services revenue	277	309	873	844
Non-GAAP revenue	$289,675	$303,899	$854,880	$945,997

GAAP gross margin	$206,182	$223,737	$609,487	$684,302
Fair value adjustment of acquired deferred revenue	1,023	786	2,584	3,323
Fair value adjustment to deferred services cost	(121)	(135)	(378)	(392)
Stock-based compensation	2,500	2,450	8,235	7,668
Amortization of acquired intangible assets included in cost of software revenue	6,383	4,957	18,235	14,438
Non-GAAP gross margin	$215,967	$231,795	$638,163	$709,339

GAAP operating income (loss)	$7,596	$21,607	$(3,939)	$63,226
Fair value adjustment of acquired deferred revenue	1,023	786	2,584	3,323
Fair value adjustment to deferred services cost	(121)	(135)	(378)	(392)
Stock-based compensation	13,796	14,071	51,821	38,135
Amortization of acquired intangible assets included in cost of software revenue	6,383	4,957	18,235	14,438
Amortization of acquired intangible assets	8,294	9,105	25,040	27,691
Acquisition-related charges included in general and administrative costs	937	2,778	3,215	8,703
US pension plan termination-related costs	-	1,995	-	5,392
Legal settlement accrual	-	13,622	-	13,622
Restructuring charges	2,815	4,393	44,541	42,625
Non-GAAP operating income (1)	$40,723	$73,179	$141,119	$216,763

GAAP net income (loss)	$3,073	$17,435	$(25,992)	$53,111
Fair value adjustment of acquired deferred revenue	1,023	786	2,584	3,323
Fair value adjustment to deferred services cost	(121)	(135)	(378)	(392)
Stock-based compensation	13,796	14,071	51,821	38,135
Amortization of acquired intangible assets included in cost of software revenue	6,383	4,957	18,235	14,438
Amortization of acquired intangible assets	8,294	9,105	25,040	27,691
Acquisition-related charges included in general and administrative costs	937	2,778	3,215	8,703
US pension plan termination-related costs	-	1,995	-	5,392
Legal settlement accrual	-	13,622	-	13,622
Restructuring charges	2,815	4,393	44,541	42,625
Non-operating credit facility refinancing costs	-	-	2,359	-
Income tax adjustments (2)	(6,202)	(7,309)	(6,481)	(24,551)
Non-GAAP net income	$29,998	$61,698	$114,944	$182,097

GAAP diluted earnings (loss) per share	$0.03	$0.15	$(0.23)	$0.46
Fair value of acquired deferred revenue	0.01	0.01	0.02	0.03
Stock-based compensation	0.12	0.12	0.45	0.33
Amortization of acquired intangibles	0.13	0.12	0.38	0.36
Acquisition-related charges	0.01	0.02	0.03	0.07
US pension plan termination-related costs	-	0.02	-	0.05
Legal settlement accrual	-	0.12	-	0.12
Restructuring charges	0.02	0.04	0.39	0.37
Non-operating credit facility refinancing costs	-	-	0.02	-
Income tax adjustments	(0.05)	(0.06)	(0.06)	(0.21)
Non-GAAP diluted earnings per share	$0.26	$0.53	$1.00	$1.57

GAAP diluted weighted average shares outstanding	115,698	116,025	114,499	116,330
Dilutive effect of stock based compensation plans	-	-	807	-
Non-GAAP diluted weighted average shares outstanding	115,698	116,025	115,306	116,330

(1)	Operating margin impact of non-GAAP adjustments:

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED) Cont'd.
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 2,	July 4,	July 2,	July 4,
	2016	2015	2016	2015
GAAP operating margin	2.6%	7.1%	-0.5%	6.7%
Fair value of acquired deferred revenue	0.4%	0.3%	0.3%	0.4%
Fair value adjustment to deferred services cost	0.0%	0.0%	0.0%	0.0%
Stock-based compensation	4.8%	4.6%	6.1%	4.0%
Amortization of acquired intangibles	5.1%	4.6%	5.1%	4.5%
Acquisition-related charges	0.3%	0.9%	0.4%	0.9%
US pension plan termination-related costs	0.0%	0.7%	0.0%	0.6%
Legal settlement accrual	0.0%	4.5%	0.0%	1.4%
Restructuring charges	1.0%	1.4%	5.2%	4.5%
Non-GAAP operating margin	14.1%	24.1%	16.5%	22.9%

(2)
We have recorded a full valuation allowance against our U.S. net deferred tax assets and a valuation allowance against net deferred tax assets in certain foreign jurisdictions. As we are profitable on a non-GAAP basis, the 2016 and 2015 non-GAAP tax provisions are being calculated assuming there is no valuation allowance. Income tax adjustments for the three and nine months ended July 4, 2015 reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. However, for the nine months ended July 2, 2016, because of low expected full year GAAP earnings combined with the relatively large year-to-date GAAP loss, the non-GAAP provision for the third quarter and first nine months of 2016 calculated based on our historical methodology is not reflective of our full year expected non-GAAP tax rate. As a result, in the second quarter we changed our methodology for calculating our non-GAAP tax provision. For the nine months ended July 2, 2016, our non-GAAP tax provision is based on our annual expected non-GAAP tax rate applied to our year-to-date non-GAAP earnings.